Exhibit 10.1

                             Promissory Note Between

                    WuLaTeQianQi XiKai Mining Company Limited
                                       and
                 JiangXi SheTai Jade Industrial Company, Limited

On this date of February 20th, 2008, in return for valuable consideration received in connection with the Exclusive Distribution Right Agreement the parties entered into on January 17, 2008, JiangXi SheTai Jade Industrial Company, Limited ("JST") promises to pay to WuLaTeQianQi XiKai Mining Company Limited ("XiKai Mining") the sum of RMB 60,000,000, in accordance with the following terms:

Terms of Repayment: This amount due under this Note shall be paid by JST to XiKai Mining no later than March 31, 2009.

Terms of Interest: The amount due under this Note will not be subject to an interest charge up through March 31, 2009. If any amount is outstanding after that date, it will then begin to accrue interest at a rate of 6% compounded monthly and payable at the end of each month. All payments will first be applied to any interest that is payable and then to the principal.

Prepayment - This Note may be prepaid in whole or in part without any premium or penalty.

Severability of Provisions - In the event that any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

Choice of Law - All terms and conditions of this Note shall be interpreted under the laws of [JURISDICTION].

[Signed Under Penalty of Perjury, this 20th day of February, 2008].


                                                        /s/ Hua-Cai Song
                                                        ------------------------
JiangXi SheTai Jade Industrial Company, Limited, by its Chief Executive Officer,
                                                        Hua-Cai Song



                                                        ------------------------
WuLaTeQianQi XiKai Mining Company Limited, by its       /s/ Xiao Bing Wu